Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Optimization Securities linked to Gold due August 15, 2013	$3,413,960.00	$391.24

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG $3,413,960 Return Optimization Securities

Linked to Gold due August 15, 2013

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the spot price of gold as described under “Final Spot Price” on page 12 (the “underlying asset”). The Securities provide exposure to the price of gold as measured in U.S. dollars. If the asset return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 3.0 times the asset return, up to the maximum gain of 25%. If the asset return is zero, UBS will repay the full principal amount at maturity. However, if the asset return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative asset return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive asset return up to the maximum gain. If the asset return is negative, investors may be exposed to the negative asset return at maturity.

❑

Full Downside Market Exposure: If the asset return is negative, investors will be exposed to the negative asset return at maturity resulting in a loss of principal that is proportionate to the underlying asset’s decline from the trade date to the final valuation date. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	February 10, 2012
Settlement Date	February 15, 2012
Final Valuation Date*	August 13, 2013
Maturity Date*	August 15, 2013

*	Subject to postponement in the event of a market disruption event. See “Maturity Date” and “Final Valuation Date” under “General Terms of the Securities” in the product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Return Optimization Securities linked to the spot price of gold. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Asset	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Spot Price	CUSIP	ISIN
Gold Spot Price	3.0	25.00%	$12.50	$1,711.50	902669399	US9026693997

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$3,413,960.00	$68,279.20	$3,345,680.80

UBS Financial Services Inc. Pricing Supplement dated February 10, 2012	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and a currency and commodity supplement for the various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Return Optimization Securities that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦	You believe the underlying asset will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of 25%.

♦

You understand and accept that your participation in any appreciation in the spot price of the underlying asset is limited to the maximum gain of 25% and you are willing to invest in the Securities based on this maximum gain.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the spot price of the underlying asset.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Securities.

♦	You understand the increased volatility and other risks associated with investments in commodities generally and with gold specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying asset.

♦

You believe that the spot price of the underlying asset will decline during the term of the Securities and the final spot price is likely to close below the initial spot price on the final valuation date, or you believe the spot price of the underlying asset will appreciate over the term of the Securities and that the appreciation is likely to equal or exceed an amount equal to the maximum gain of 25%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation of the underlying asset and you are unwilling to invest in the Securities based on the maximum gain of 25%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the spot price of the underlying asset.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 18 months, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in commodities generally and with gold specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-8 of the product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 18 months.
Underlying Asset	Gold spot price as measured in U.S. dollars, as described under “Initial Spot Price” and “Final Spot Price” below.
Maximum Gain	25%
Multiplier	3.0
Payment at Maturity (per Security)

If the asset return is positive, UBS will pay you an amount in cash per Security equal to:

$10.00 + [$10.00 × the lesser of:

(3.0 x asset return) and (maximum gain)]

If the asset return is zero, UBS will pay you an amount in cash per Security equal to your principal amount:

$10.00

If the asset return is negative, UBS will pay you an amount per Security that is less than your principal amount, if anything, resulting in a loss on your investment that is equal to the negative asset return:

$10.00 + [$10.00 x asset return]

Asset Return	With respect to the underlying asset, the percentage change from the initial spot price to the final spot price, calculated as follows: Final Spot Price – Initial Spot Price Initial Spot Price
Initial Spot Price	The Gold fixing per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg L.P. under the symbol “GOLDLNPM” or by reference to the London P.M. Fixing Price as can be found on Reuter’s page “GOFO” at approximately 3:00 p.m. London Time on the trade date.
Initial Spot Price	$1,711.50
Final Spot Price	The spot price on the final valuation date as determined by the calculation agent under “Final Spot Price” on page 12 of this pricing supplement.
Final Valuation Date	August 13, 2013, unless the calculation agent determines that a market disruption event (as set forth in the product supplement) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for the underlying asset, the final valuation date for the underlying asset will be the first preceding or first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying asset. In no event however, will the final valuation date for the underlying asset be postponed by more than 7 business days. See “General Terms of the Notes — Market Disruption Event” on page PS-22 of the product supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. If the asset return is negative, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying asset from the trade date to the final valuation date. Accordingly, you could lose your entire principal amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 3.0 times the asset return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 25%. Therefore, you will not benefit from any positive return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset.

♦	No interest — You will not receive interest payments on the Securities over the term of the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. The Securities are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

The payment formula for the Securities will not take into account all developments in the underlying asset — Changes in the underlying asset spot price during the term of the Securities before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial spot price on the trade date and the final spot price on the final valuation date. No other levels will be taken into account. As a result, the asset return may be less than zero even if the spot price of the underlying asset has moved favorably at certain times during the term of the Securities before moving to an unfavorable level on the final valuation date.

♦

Market risk — The spot price for the underlying asset is the result of the supply of, and the demand for, such underlying asset. Changes in the spot price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.

♦

The Securities are not regulated by the Commodity Futures Trading Commission — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Securities thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Securities may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the underlying asset spot price on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

♦	supply and demand for the Securities, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

♦	interest rates in the market;

♦	the time remaining to the final valuation date;

♦	the creditworthiness of UBS; and

♦	volatility of the underlying asset spot price.

♦	industrial and jewelry demand;

♦	lending, sales and purchases by the official sector of precious metals, including central banks and other governmental agencies and multilateral institutions which hold precious metals;

♦	demand from investors seeking stability and protection from economic uncertainties as well as speculators expressing a view on gold prices;

♦	levels of production and production costs;

♦	actions by or involving mining companies; and

♦	short-term changes in supply and demand because of trading activities in the relevant market.

♦

Even though the underlying asset is traded around-the-clock, if a secondary market develops, the Securities may trade only during regular trading hours in the United States — The spot market for the underlying asset is a global, around-the-clock market. Therefore, the hours of trading for the Securities may not conform to the hours during which the underlying asset is traded. To the extent that U.S. markets are closed while the market for the underlying asset remains open, significant price and rate movements may take place in such market that will not be reflected immediately in the price of the Securities on such U.S. market.

♦

The historical performance of the spot price of the underlying asset should not be taken as an indication of the future performance of the spot price of the underlying asset during the term of the Securities — It is impossible to predict whether the spot price of the underlying asset will rise or fall. The spot price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect the spot price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the spot price of the underlying asset, but any such action could cause unexpected volatility and instability in precious metals markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Securities.

♦

The calculation agent can accelerate or postpone the determination of the final spot price and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be accelerated or postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant spot price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than the amount of days specified in the currency and commodity supplement. As a result, the maturity date for the Securities could also be accelerated or postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying asset is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page PS-22 of the product supplement.

♦

Owning the Securities is not the same as owning the underlying asset — Owning the Securities is not the same as owning the underlying asset. The return on your Securities may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the spot price of the underlying asset will rise or fall. There can be no assurance that the underlying asset final spot price will rise above the initial spot price. The final spot price will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks of losing a significant portion of your initial investment.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the spot price of the underlying asset and the expected spot price volatility of the underlying asset; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the Security offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine the final spot price for the underlying asset. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Security offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Securities or on their behalf. These trading activities might present a conflict between the holders’ interest in the Securities and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying asset or the value of the Securities.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future spot prices of the underlying asset.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.20 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

♦

Prices of commodities are characterized by high and unpredictable volatility — Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities may be highly cyclical and are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of such traditional securities.

♦

The price of a precious metal may change unpredictably, affecting the value of your Securities in unforeseeable and potentially negative ways — The market for bullion is global, and the price of precious metals is subject to volatile price movements over short periods of time and is affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; investor and speculator demands; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which precious metal prices are generally quoted; interest rates; precious metal borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. It is not possible to know the aggregate effect of all or any combination of these factors. These factors may affect the price of precious metals and, therefore, the value of your Securities in varying, unpredictable and potentially negative ways.

♦

On the final valuation date, the price of the underlying asset may be determined by the London Bullion Market Association (“LBMA”), and there are certain risks relating to the price being determined by the LBMA — Your Notes are linked to the performance of the underlying asset, which is a precious metal. On the final valuation date, your payment at maturity will be based on the price of the underlying asset, which will be determined by reference to fixing levels reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the U.K.

Financial Services Authority and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if the LBMA should change any rule or bylaw or take emergency action under its rules, the market for gold, and consequently the final gold fixing level, as well as the value of the Notes, may be affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon fixing level in U.S. dollars per troy ounce which could adversely affect the value of the Notes. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon fixing level. For additional information, see the information set forth under “Precious Metals” in the currency and commodity supplement.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Securities.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities in different hypothetical scenarios, with the following assumptions (amounts have been rounded for ease of analysis):

Investment Term:	18 months
Initial Spot Price:	$1,711.50
Multiplier:	3.0
Maximum Gain:	25.00%
Range of Spot Price Performance:	100% to -100%

Hypothetical Final Spot Price	Hypothetical Asset Return	Payment at Maturity per Security	Payment at Maturity - Issue Price	Total Return of Security at Maturity
$3,423.00	100.00%	$12.50	$2.50	25.00%
$2,567.25	50.00%	$12.50	$2.50	25.00%
$2,396.10	40.00%	$12.50	$2.50	25.00%
$2,224.95	30.00%	$12.50	$2.50	25.00%
$2,053.80	20.00%	$12.50	$2.50	25.00%
$1,882.65	10.00%	$12.50	$2.50	25.00%
$1,854.13	8.33%	$12.50	$2.50	25.00%
$1,797.08	5.00%	$11.50	$1.50	15.00%
$1,711.50	0.00%	$10.00	$0.00	0.00%
$1,625.93	-5.00%	$9.50	-$0.50	-5.00%
$1,540.35	-10.00%	$9.00	-$1.00	-10.00%
$1,369.20	-20.00%	$8.00	-$2.00	-20.00%
$1,198.05	-30.00%	$7.00	-$3.00	-30.00%
$1,026.90	-40.00%	$6.00	-$4.00	-40.00%
$855.75	-50.00%	$5.00	-$5.00	-50.00%
$684.60	-60.00%	$4.00	-$6.00	-60.00%
$513.45	-70.00%	$3.00	-$7.00	-70.00%
$342.30	-80.00%	$2.00	-$8.00	-80.00%
$171.15	-90.00%	$1.00	-$9.00	-90.00%
$0.00	-100.00%	$0.00	-$10.00	-100.00%

Example 1 — On the final valuation date, the final spot price is 5.00% above the initial spot price. Since the asset return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 3.00 x the asset return, or a 15.00% total return, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 3.00 × 5.00%) = $11.50

Example 2 — On the final valuation date, the final spot price is 20.00% above the initial spot price. Since 3.00 x the asset return of 20.00% is more than the maximum gain of 25.00%, UBS will pay you the principal amount plus a return equal to the maximum gain of 25.00%, and the payment at maturity per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 + ($10.00 × 25.00%) = $12.50

Example 3 — On the final valuation date, the final spot price is 20.00% below the initial spot price. Since the asset return is negative, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$10.00 + ($10.00 × -20.00%) = $8.00

Accordingly, if the final spot price is below the initial spot price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative asset return. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities and such gain or loss would be treated as long-term if you have held the Securities for more than one year at the time of sale or maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code should apply to your Securities or that gain on the Securities should be treated at the special tax rate applied to collectibles.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-28 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent proposed in future regulations when finalized, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Historical Gold Spot Price

The following graph shows the performance of the underlying asset at the end of each month in the period from February 10, 2002 through February 10, 2012. As of February 10, 2012, at approximately 3:00 p.m., London time, the underlying asset spot price was obtained as described in “Initial Spot Price” on page 4, without independent verification: the spot price of gold was $1,711.50. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the spot price of the underlying asset on any given day.

Final Spot Price

The spot price for gold on the final valuation date will be determined by the official afternoon Gold fixing per troy ounce of Gold (the Gold P.M. Fix) for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the LBMA and displayed on Bloomberg L.P. (“Bloomberg”) under the symbol “GOLDLNPM” or by reference to the London P.M. Fixing Price as can be found on Reuter’s page “GOFO” at approximately 3:00 pm London time on such trading day.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.

The returns on UBS structured products are linked to the performance of the relevant underlying asset. Investing in a structured product is not equivalent to investing directly in the underlying asset. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed above, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus, as supplemented by a product supplement and a currency and commodity supplement for the various securities we may offer, including the Securities) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 800-722-7370.